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Exhibit 11.1

GENESYS S.A. CODE OF ETHICS

Date: January 15, 2004

        Recognizing the importance of uncompromising integrity on the part of its senior executives responsible for public disclosure and financial information, Genesys S.A. (the "Company") has adopted this Code of Ethics (the "Code"). Accordingly, it is the Company's policy that each of the Chief Executive Officer (Président-Directeur Général), the Chief Financial Officer (Directeur Financière) and the Principal Accounting Officer or Controller (Directeur de la Comptabilité) of the Company, and any other officer performing similar functions, as may be designated by the Board of Directors of the Company, shall:

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  conduct themselves at all times with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships;

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  cause the Company to provide disclosure that is full, fair, accurate, complete, objective, timely and understandable in the Company's reports filed with the U.S. Securities and Exchange Commission and with the Autorité des Marchés Financiers and in its other public communications;

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  cause the Company to comply with applicable laws, rules and regulations of all French, U.S. and other governmental entities and other private and public regulatory agencies to which the Company is subject, including The Nasdaq Stock Market, Inc., Euronext Paris S.A., and any other exchanges on which the Company's securities may be listed;

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  act in good faith, responsibly, with due care, competence and diligence, and without any misrepresentation of material facts or circumstances;

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  act objectively, without allowing his or her independent judgment to be subordinated;

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  respect the confidentiality of Company information, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage;

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  share knowledge and skills with others within the Company, to the extent appropriate and consistent with applicable law;

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  promote ethical behavior among employees under his or her supervision;

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  accept accountability for adherence to this Code and promote compliance with this Code by others under his or her supervision;

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  promote prompt internal reporting of violations of this Code to the General Counsel or to another appropriate officer; and

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  cause the Company to achieve responsible use of and control over all assets and resources of the Company entrusted to him or her.

        The Board of Directors of the Company shall be responsible for approving this Code and any amendments hereto. The Board of Directors may consult the Audit Committee on any contemplated modification.

        The Company shall make this Code available to the public and shall disclose any amendments or waivers to it on a regular basis.

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  Exhibit 11.1
GENESYS S.A. CODE OF ETHICS